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                                                                EXHIBIT 8

                   WOLF, BLOCK, SCHORR AND SOLIS-COHEN LLP
                       Twelfth Floor, Packard Building
                            111 South 15th Street
                         Philadelphia, PA 19102-2678
                          Telephone: (215) 977-2000
                          Facsimile: (215) 977-2334


                               August 3, 1998


Circus Circus Enterprises, Inc.
2880 Las Vegas Boulevard South
Las Vegas, NV 89109


           RE: Circus Circus Enterprises, Inc. (the "Company")
               -----------------------------------------------

Ladies and Gentlemen:

           We have acted as tax counsel to the Company and for Circus Finance I and Circus Finance II, each a statutory business trust created under the laws of the State of Delaware (each, a "Circus Finance Trust"), in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") about to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), relating, among other things, to the public offering of up to $550,000,000 in the aggregate of (i) debt securities representing subordinated deferrable interest obligations of the Company (the "Subordinated Deferrable Interest Debentures"), to be issued pursuant to an Indenture to be executed between the Company and The Bank of New York, as trustee, (the "Subordinated Deferrable Interest Debentures Indenture") and (ii) preferred securities representing preferred undivided beneficial interests in the assets of the respective Circus Finance Trusts (the "Preferred Securities"). The proceeds of the offering of Preferred Securities by a Circus Finance Trust will be loaned to the Company (together with proceeds from issuance of common securities in that Circus Finance Trust), with such loan being evidenced by Subordinated Deferrable Interest Debentures. In addition, certain payment obligations of a Circus Finance Trust with respect to the Preferred Securities will be guaranteed by Circus to the extent set forth in a subordinated guarantee.

           In so acting, we have reviewed (i) the original Declaration of Trust of each of Circus Finance I and Circus Finance II, each dated as of June 23, 1998, and (ii) the form of Amended and Restated Declaration of Trust for each of Circus Finance I and Circus Finance II (each an "Amended Trust Agreement"). Our opinion is based upon the Internal Revenue Code of 1986, as amended, and Treasury Regulations promulgated thereunder, administrative pronouncements by the Internal Revenue Service, judicial decisions, and such other legal authorities as we have deemed necessary or appropriate for purposes of our opinion, as each exists on the date of this letter. Existing tax laws may be changed by legislation or promulgation



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Circus Circus Enterprises, Inc.
August 3, 1998
Page 2


of regulations or may be interpreted differently than they are at present by the Internal Revenue Service or the courts, and such changes may alter the conclusion set forth in this letter.

           In connection with issuance pursuant to the Registration Statement of the Preferred Securities, you have requested that we render the opinion set forth below. In rendering our opinion, we have examined and relied upon representations and warranties as to factual matters made in or pursuant to the documents referred to above and upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. We also have assumed that the Amended Trust Agreements will be duly executed and delivered substantially in the form of Exhibits 4(gg) and 4(hh) to the Registration Statement, that the Amended Trust Agreements will be valid and enforceable in accordance with their terms and that the Circus Finance Trusts will at all times comply with the Delaware Business Trust Act and the terms of the Amended Trust Agreements. Our opinion addresses only United States federal income tax considerations of general application relevant to a beneficial owner acquiring Preferred Securities upon original issue at the original offering price that is (i) an individual citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any state thereof or the district of Columbia or (iii) an estate or trust treated as a United States person for federal income tax purposes.

           Subject to the foregoing and to the qualifications and limitations set forth herein, the statements relating to issuance of the Preferred Securities set forth in the Prospectus Supplement forming a part of the Registration Statement (the "Prospectus Supplement"), under the caption "Certain Federal Income Tax Consequences," insofar as they relate to matters of law or legal conclusions, constitute our opinion.

           Our opinion is limited to the United States federal income tax matters addressed, and no opinion is rendered as to any other issue. In addition, our conclusions are based upon United States federal income tax law currently in effect, which is subject to change on a prospective or retroactive basis, representations concerning relevant facts that exist as of the date hereof and the assumptions described above. If any assumption or representation described above is not true, correct and complete, or in the event of a change in United States federal income tax law adversely affecting the conclusions set forth in this letter or in the Prospectus Supplement under "Certain Federal Income Tax Consequences," our opinion shall be void and of no force or effect. We undertake no obligation to update our opinion at any time. Our opinion is not binding on the courts or on any administrative agency, and a court or agency may hold or act to the contrary.

           This opinion is addressed solely to you, and no other person may rely on it, provided, however, that we hereby consent to the filing of this opinion as an exhibit to the



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Circus Circus Enterprises, Inc.
August 3, 1998
Page 3

Registration Statement and to the use of our name under the captions "Certain Federal Income Tax Consequences" and "Legal Opinions" in the Prospectus Supplement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the Rules and Regulations of the Securities and Exchange Commission thereunder.


                                    Very truly yours,


                        /s/ WOLF, BLOCK, SCHORR and SOLIS-COHEN LLP